Exhibit 99.1

Encore Capital Group, Inc. Extends its Global Senior Facility

SAN DIEGO, May 15, 2023 -- Encore Capital Group, Inc. (NASDAQ: ECPG), an international specialty finance company, today announced that it had amended its existing global senior secured revolving credit facility agreement to extend the termination date of the facility from September 2026 to September 2027. In addition, the size of the facility was increased by $40 million to $1.18 billion.

“The extension and upsize of our global senior facility announced today demonstrates the ongoing support of our bank group in a challenging banking environment. The strength of our banking relationships anchors our funding structure, providing us with one of the strongest balance sheets in the global credit management services industry,” said Jonathan Clark, Executive Vice President and Chief Financial Officer. “With portfolio supply growth now accelerating in the U.S. and with no material maturities until 2025, we cannot overstate the importance of our unified global funding structure providing us the financial flexibility and diversified funding sources to capitalize on the increasing opportunities to purchase portfolios at attractive returns. This amendment and extension represents another step in our process to continually improve our global balance sheet, which we believe also provides us very competitive funding costs when compared to our peers and competitors.”

About Encore Capital Group, Inc.
Encore Capital Group is an international specialty finance company that provides debt recovery solutions and other related services for consumers across a broad range of financial assets. Through its subsidiaries around the globe, Encore purchases portfolios of consumer receivables from major banks, credit unions, and utility providers.

Encore partners with individuals as they repay their debt obligations, helping them on the road to financial recovery and ultimately improving their economic well-being. Encore is the first and only company of its kind to operate with a Consumer Bill of Rights that provides industry-leading commitments to consumers. Headquartered in San Diego, Encore is a publicly traded NASDAQ Global Select company (ticker symbol: ECPG) and a component stock of the Russell 2000, the S&P Small Cap 600 and the Wilshire 4500. More information about the company can be found at http://www.encorecapital.com.

Forward-Looking Statements
This press release includes forward-looking statements. These statements may include, but are not limited to, statements regarding supply, funding costs and funding sources. Forward-looking statements represent Encore’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, including market interest rates, the trading price and volatility of Encore’s common stock and risks relating to Encore’s business, including those described in periodic reports that Encore files from time to time with the U.S. Securities and Exchange Commission. The forward-looking statements included in this press release speak only as of the date of this press release, and Encore does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

Contact Information
Bruce Thomas
Vice President, Global Investor Relations
(858) 309-6442
bruce.thomas@encorecapital.com

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